UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

DAILY JOURNAL CORPORATION

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

233912104

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON RWWM Inc. dba Roseman Wagner Wealth Management I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 26-3399805
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA/California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 205,704
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.9%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON RWWM Inc. 401K Profit Sharing Plan I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 26-4274165
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA/California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.036%
12	TYPE OF REPORTING PERSON EP

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON Scott P. Roseman I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,159
	6	SHARED VOTING POWER 500
	7	SOLE DISPOSITIVE POWER 80
	8	SHARED DISPOSITIVE POWER 205,704
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,784
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.9%
12	TYPE OF REPORTING PERSON IN

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON Aaron J. Wagner I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 448
	6	SHARED VOTING POWER 500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 205,704
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 205,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.9%
12	TYPE OF REPORTING PERSON IN

CUSIP No.: 233912104

ITEM 1(a).	NAME OF ISSUER:
DAILY JOURNAL CORPORATION
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
915 East First Street Los Angeles, CA 90012
ITEM 2(a).	NAME OF PERSON FILING:
RWWM Inc. dba Roseman Wagner Wealth Management RWWM Inc. 401K Profit Sharing Plan Scott P. Roseman Aaron J. Wagner
ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
3260 Penryn Road, Suite 100 Loomis, CA 95650
ITEM 2(c).	CITIZENSHIP:
RWWM Inc. dba Roseman Wagner Wealth Management - USA/California RWWM Inc. 401K Profit Sharing Plan - USA/California Scott P. Roseman - USA Aaron J. Wagner - USA
ITEM 2(d).	TITLE OF CLASS OF SECURITIES:
COMMON STOCK, PAR VALUE $0.01 PER SHARE
ITEM 2(e).	CUSIP NUMBER:
233912104
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a)	[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e)	[X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f)	[X] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g)	[X] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k)	[ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned:
205784
	(b)	Percent of class:
14.9%
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
RWWM, Inc. dba Roseman Wagner Wealth Management - 0 RWWM, Inc. 401k Profit Sharing Plan - 0 Scott P. Roseman - 1,159 Aaron J. Wagner - 448
(ii) Shared power to vote or to direct the vote:
RWWM, Inc. dba Roseman Wagner Wealth Management - 0 RWWM, Inc. 401k Profit Sharing Plan - 500 Scott P. Roseman - 500 Aaron J. Wagner - 500
(iii) Sole power to dispose or to direct the disposition of:
RWWM, Inc. dba Roseman Wagner Wealth Management - 205,704 RWWM, Inc. 401k Profit Sharing Plan - 0 Scott P. Roseman - 80 Aaron J. Wagner - 0
(iv) Shared power to dispose or to direct the disposition of:
RWWM, Inc. dba Roseman Wagner Wealth Management - 0 RWWM, Inc. 401k Profit Sharing Plan - 0 Scott P. Roseman - 205,704 Aaron J. Wagner - 205,704
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
The securities as to which this Schedule is filed by RWWM, Inc., in its capacity as investment adviser, are owned of record by clients of RWWM, Inc. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
N/A
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
N/A
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:
N/A
ITEM 10.	CERTIFICATION:

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
January 23, 2012

Date
RWWM Inc. dba Roseman Wagner Wealth Management
/s/ Aaron J. Wagner

Signature
Aaron J. Wagner, President

Name/Title

January 23, 2012

Date
RWWM Inc. 401K Profit Sharing Plan
/s/ Aaron J. Wagner

Signature
Aaron J. Wagner, Trustee

Name/Title

January 23, 2012

Date
Scott P. Roseman
/s/ Scott P. Roseman

Signature
Scott P. Roseman, Chairman - Senior Portfolio Manager

Name/Title

January 23, 2012

Date
Aaron J. Wagner
/s/ Aaron J. Wagner

Signature
Aaron J. Wagner, President

Name/Title

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).